SUPPLY AGREEMENT


     This SUPPLY AGREEMENT (the "Agreement") dated as of June 15, 1999, is between ZLB Central Laboratory Blood Transfusion Service, SRC, a foundation organized and existing under the laws of Switzerland having a principal place of business at Wankdorfstrasse 10, of 3000 Bern 11, Switzerland ("ZLB"), and Haemacure Corporation, a Canadian corporation having a principal place of business at 2001 University Street, Suite 430, Monreal, Quebec, Canada ("Haemacure").

                                    RECITALS:

     A. ZLB and Haemacure are entering into a license agreement of even date herewith (the "License Agreement") relating to ZLB's rights to produce for sale and sell fibrin sealant products utilizing HAE Technology and Patent Rights (as defined in the License Agreement).

     B. ZLB shall manufacture the Products (as defined below) for Haemacure under Haemacure's label.

     C. The parties are entering into this Agreement under which ZLB will act as a manufacturer for Haemacure and sell the resulting Products to Haemacure, as provided herein.

                                   AGREEMENT:

     Now, therefore, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows.



1.   Definitions.

     (a) "Affiliate" shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes hereof, the term "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (whether through the ownership of voting securities, by contract or otherwise); provided, that in each event in which any Person owns directly or indirectly more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the ownership interest of any other Person, such Person shall be deemed to control such corporation or other Person.



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     (b)  "Approval  Date" shall mean the date upon which the Initial Product is approved by any regulatory agency for sale in a given country.

     (c) "Device" shall mean any accessory, applicator or other device supplied by Haemacure to ZLB and approved by the relevant authority including the approval of the market authorities of such markets in which the Product is to be sold for packaging with the Products.

     (d) "Net Sales" shall mean the gross amount invoiced or otherwise charged by Haemacure and its Affiliates for the sale or other disposition of Products, less the following deductions (to the extent not recovered or recoverable from any person): (a) trade and/or quantity discounts actually allowed and taken in amounts as are customary in the trade,
          (b) sales and other excise taxes and customs duties paid, absorbed or allowed, (c) transportation, postage and insurance costs, (d) amounts repaid, credited or allowed by reason of rejection, defects or returns; and (e) amounts allocated for any Device sold with the Product. In the event of any sale or other disposition of any Products by Haemacure to any Affiliate thereof for resale to its customers, "Net Sales" shall be based on the greater of the gross amount invoiced or otherwise charged by Haemacure to such Affiliate or the gross amount invoiced or otherwise charged by such Affiliate to its customers for such Products.

     (e) "Products" shall include substances defined as products according to the definition in Art. 1.11 under the License Agreement (also herein referred to as "Substances" including devices as defined under Art.
          1.3 of the License Agreement, except as provided in Section 2(d) hereof.

2.   Manufacturing and Supply.

     (a) Manufacture and Supply. During the term of this Agreement, ZLB shall manufacture for and supply to Haemacure, and Haemacure shall purchase from ZLB, all of Haemacure's requirements of the Products according to
          Section 4 hereof and the specifications for the Product as of the date of approval in the various jurisdictions (as to be attached to this Agreement at the time of such approval as Exhibit A, the "Specifications"). The parties agree that the Specifications may be modified or revised by mutual agreement of the parties, upon request of the FDA or other regulatory body, and in the event of any such modification or revision, the Specifications as so modified or revised shall be the Specifications for purposes of this Agreement.

     (b) Volume Variations. The parties agree that the Products for purposes of this Agreement shall include any Volume Variations included in any regulator filing. "Volume Variations" means such quantities as ZLB may, in its discretion, manufacture during the term of this Agreement. ZLB agrees to use commercially reasonable efforts to cause Volume Variations requested by Haemacure to be approved by the FDA or other regulatory body and, if approved, to be manufactured for sale by Haemacure under the terms of this Agreement.

     (c) Devices. Products supplied pursuant to Section 2(a) shall include the Device to the extent that the Product circular or regulatory rule or regulation requires the use of



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


          the specific Device in order to use or promote the Product. Haemacure may, from time to time, deliver to ZLB sterilized Devices to be packaged with the Products. ZLB shall be compensated for any packaging. The parties further agree to cooperate in obtaining regulatory approval for Haemacure's ability to promote a given Device with the Products.

     (d) Excluded Products. Notwithstanding the incorporation of HAE Technology or Patent Rights, Haemacure shall have no rights to Products under this Supply Agreement to the extent Haemacure has not received a cross-license to the Product pursuant to Section 2.5 of the License Agreement.

     (e)  Warranties.

          (1) ZLB warrants that all Product shipped to Haemacure pursuant to this Agreement shall at the time of such shipment (i) be free from defects in materials, designs and workmanship; (ii) meet the Specifications; (iii) have product dating not less than as provided in the Specifications or as agreed upon by the parties; and (iv) not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act").

          (2) Haemacure warrants that all Devices and materials supplied and shipped to ZLB to be used for packaging and production by ZLB (i) be free from defects in materials, designs and workmanship and
               (ii)meet the applicable regulatory specifications.

     (f) ZLB Responsibility. In performing the manufacturing operations, ZLB shall do the following unless Devices developed and delivered by a third parties are concerned:

          (1) Comply with all relevant materials, manufacturing, in-process controls, label control and quality control specifications, Product drawings/blueprints and operating procedures which are applicable to the manufacture of the Products or subsequently changed in accordance with this Agreement;

          (2)  Perform the release function for each lot of Product;

          (3) Prepare and maintain a lot history record, including record of any Product retention which may have been issued against the lot during the manufacturing process, the action taken and the disposition of the retention;

          (4) Maintain and comply with the quality system as described in the Quality Manual applicable to the manufacture of the Product:

          (5) Maintain and comply with the standard operating procedures which are applicable to the Product (relating to Product



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


               manufacturing, testing and critical engineering system monitoring and control, cleaning/sanitation, calibration of equipment, preventive maintenance, employee training, pest control, environmental control/monitoring, equipment/process validation, labeling/packaging control, failure investigations, internal quality audits, complaint handling, computer systems validation and maintenance, Product release, Product/process change control and delegation of authority).

     (g) Resale. Subject to the terms of this Agreement and the License Agreement, Haemacure may resell Product in such manner, at such prices and upon such terms as Haemacure shall determine. The Parties agree that ZLB may come up with the request to define a minimum price (on a cost plus basis) to be negotiated between the parties before the first delivery takes place, but in no event shall the minimum be less than cost plus 40% as described in the 1996 Agreement. Haemacure is an independent contractor, not an agent or employee of ZLB. Neither party shall have any responsibility or liability for the actions of the other except as specifically provided herein or in the License Agreement. Neither party shall have any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

3.   Regulatory responsibility.

     (a)  ZLB shall:

          (1) Be responsible, at its own cost, to prepare, submit and prosecute all applications for certification or registration and/or any other regulatory approvals required in connection with the sale and/or use of Products by HAE and ZLB in all jurisdictions during the term of this Agreement, including conducting all clinical trials.

          (2) Comply with the Good Manufacturing Practices or other relevant regulations issued by the regulatory agencies including any Product approvals or notices relating to the Product.

          (3) Notify Haemacure within three business days of every visit to a relevant facility by a regulatory agency, if the visit affects or concerns the Products.

          (4) Respond to any notices, warning letters and/or similar regulatory inquiries which relate to the Product and supply Haemacure within three business days of receipt and/or response with copies of such notices and letters and the responses.

          (5) Communicate to Haemacure within three business days of receipt Product complaints relating to the Product received by ZLB, maintain complaint and Adverse Drug Reaction ("ADR") files on



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


               the Product as required by applicable law and cooperate with Haemacure in the resolution of Product complaints.

          (6)  Conduct Product  recalls,  withdrawals or quarantines as required
               by   FDA,   other   competent   authorities   or   the   specific
               circumstances.

     (b)  Haemacure shall:

          (1) Supply ZLB with labeling for the Product which complies with the specific regulatory agency requirements and which indicates that Haemacure is the seller of the Product and indicates that ZLB is the manufacturer of the Product;

          (2) Communicate with and assist ZLB regarding the complaint analyses and decisions relating to ADR filings as to the Product;

          (3)  Assist  ZLB  in  resolving  with  the  regulatory   agencies  any
               complaints and ADRs as to the Product, and

          (4) Comply with ZLB's Standard Operating Procedures for Recall Policy as attached to Exhibit B and for Reporting Adverse Experiences as attached to Exhibit C, and

          (4) Assist ZLB in all recalls, withdrawals or quarantines relating to the Product; if ZLB should notify Haemacure of a recall, Haemacure shall promptly notify all of its customers who receive the Product, in a manner commensurate with the hazard and recall strategy contained in the U.S. FDA guidelines set forth in 21 CFR
               Part 7, Subpart c and such other  applicable  regulatory  agency;
               and

          (5) Not mislabel, misbrand or adulterate any of the Product received from ZLB under this Agreement.

     (c) Recalls. ZLB and Haemacure shall share equally all expenses incurred pursuant to subsections 3(b)(3), (4) and (5) above for Product supplied hereunder, except if such actions are taken due to ZLB's failure to manufacture the Product in accordance with its responsibilities under Sections 2 and 3 of this Agreement, then ZLB shall bear all such expenses, including the cost of replacement Product. Haemacure shall not recall any Product without ZLB's consent and participation, which shall not be unreasonably withheld. In the event that Haemacure recalls the Product because Haemacure has evidence that the Product violates any provision of applicable, which violation or need to recall is due to ZLB's failure to manufacture the Product in accordance with its responsibilities under Sections 2 and 3 of this Agreement, ZLB shall pay or reimburse Haemacure for all costs and expenses of such recall, including expenses or obligations to third parties, the cost of notifying customers and costs



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


          associated with the return of recalled Product by customers, provided that any losses, costs or expenses arising from property damage, personal injury or death shall be borne as provided in Section 6 hereof.

     (d)  Labeling.  ZLB agrees to use all  commercially  reasonable  efforts to obtain a timely approval of all labeling and advertising for Haemacure's sale of the Product. ZLB shall promptly provide Haemacure with copies of any correspondence from the regulatory agency regarding such labeling and advertising. Haemacure shall have the option of attending meetings with regulatory agencies regarding Haemacure labeling. To the extent possible, ZLB shall make all filings with regulatory agencies to allow Haemacure to correspond directly with regard to its labeling and advertising.

     (e) Non-Disclosure. ZLB and Haemacure agree to use all commercially reasonable efforts to establish mutually acceptable procedures to permit Haemacure to have its labeling and advertising for the Product approved by the U.S. FDA without pre-publication disclosure of such labeling and advertising to ZLB other than as may be necessary for ZLB compliance personnel to review and process the labeling and advertising with the FDA. Such procedures shall include requiring confidentiality agreements from such ZLB compliance personnel.

     (f) Confidentiality. ZLB agrees to keep confidential information regarding regulatory approval of Haemacure's labeling for the Product, and information regarding Haemacure's orders and shipments for the Product, and all of the foregoing information shall be disclosed only to those employees of ZLB that have a need to know it in order to review and process labeling and advertising, fill shipments and orders, and answer such inquiries.

4.   Forecasts and Orders.

     (a) Orders. ZLB will manufacture the Products according to the capacity as agreed to be installed by ZLB according to the Parties estimate in 1997 and specified in each order submitted by Haemacure, and will deliver the Products to the location, in the quantities and by the date specified in such order. The terms and conditions of this Agreement, as supplemented only by the delivery dates and quantity of Products contained in a written order, shall govern all sales of
          Products hereunder notwithstanding any additional, different or conflicting terms set forth in an acknowledgement or other forms of correspondence with Haemacure (all of which additional, different or conflicting terms, if any, are hereby expressly rejected). A firm order is to be based on forecasts and planning indications according to the following time frame:

               Firm Order: Final and binding confirmation for an order ("Final order") must be received by ZLB at least 6 months prior to the date that the Products must be shipped from the Facility. The entire amount of all Final Orders for a business year shall not deviate more than 20% from the Forecast as defined hereinafter.



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


               Forecast: Haemacure shall give ZLB a forecast for Products to be supplied in any quarter of the business year ("Quarter") at least 10 months prior to the first day of this Quarter.

     (b) Cancellation. No order accepted by ZLB may be cancelled or altered by Haemacure except upon terms and conditions acceptable to Haemacure, as evidenced by its written consent. Haemacure may cancel any order at any time, with or without cause, and Haemacure's liability for such cancellation shall be limited to ZLB's out-of-pocket costs and expenses incurred for such cancelled order.

     (c) Product Forecasts. For planning purposes only, and not as a firm order or promise to purchase, upon the date of ZLB's submission of a license with any regulatory agency, Haemacure shall provide ZLB with a forecast of the Product (or developed Product, as the case may be) that Haemacure anticipates that it will order during the year following the Approval Date. Haemacure shall give ZLB a forecast of orders of Product that Haemacure expects to place with ZLB during the first 15 months by not later than 1st September, 2001. Haemacure will provide Product forecasts in accordance with this Section 4 for Products other than the initial Product.

     (d) Shipping. Unless otherwise agreed to in writing by the parties, all Products manufactured by ZLB shall be shipped to Haemacure ExWorks (IncoTerms 1990) the facility. All risk of loss and damage to the Products while at the Facility will remain with ZLB.

     (e) Long Range. The parties shall cooperate in good faith in providing other, longer range forecasts which shall be useful in budget planning for the parties.

     (f) Allocation. ZLB will use all commercially reasonable efforts to allocate Product fairly and equitably to Haemacure, based on the relative potential sales by Haemacure and any other marketing company ZLB appoints or itself, provided that Haemacure shall be allocated the lesser of 50% of the Product or its firm orders, it being expressly understood that Haemacure is only willing to enter the License Agreement if it is guaranteed its fair allocation of Products pursuant to this Agreement.

     (g) Title. Title to finished, released Product shall pass to Haemacure when the Product is placed on Haemacure's designated carrier at ZLB's manufacturing facility. All freight, insurance (and any customs duties) for on-time shipments shall be paid by Haemacure. ZLB shall pay any additional, expedited shipping charges for late shipments resulting from ZLB's failure to comply with its obligations under Sections 2 or 3 hereof.

     (h) Claims Procedure. Haemacure shall inspect and analyze the Products for conformity with the applicable order and the Specifications within thirty (30) days after receipt by Haemacure of such shipment of Products. Haemacure shall make all claims with respect to the Products as follows:



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


     (1) Claims for Damage During Transit. Any claims by Haemacure for loss or damage to Products while in transit shall be made by Haemacure to its carrier or agent and not to ZLB.

     (2) Claims for Delivery Error. Any claim that a shipment contains a shortage of Products or other error in delivery must be made by Haemacure to ZLB in writing within thirty (30) days from the date of receipt by Haemacure of such shipment of Products together with a reasonably detailed description of the amount of the shortage or other delivery error. Haemacure's failure to make a claim in accordance with the foregoing sentence shall constitute agreement by Haemacure that there was no error in delivery. Provided that Haemacure makes a claim in accordance with this Section 4(h) and proves that such shipment contains a shortage of Products or other error in delivery, ZLB, at Haemacure's option, shall deliver to Haemacure to the location(s) designated by Haemacure, at ZLB's risk and cost and expense, the amount of Products in shortage in such shipment, or credit Haemacure the amount of such shortage.

     (3) Claims for Non-Conforming Goods. In the event that Haemacure claims that upon delivery any of the Products are non-conforming because of ZLB's failure to perform according to its contractual duties hereunder, Haemacure may reject the same, provided that (i) within thirty (30) days after receipt by Haemacure of such shipment of Products, Haemacure notifies ZLB of such rejection, in writing, together with a reasonably detailed description of why the Products have been rejected ("Rejection Notice"), (ii) Haemacure returns to ZLB the rejected Products or shipment, subject to the terms and conditions hereinafter provided, within thirty (30) days after Haemacure sends the Rejection Notice, and (iii) none of the Products (except for reasonable test and inspection quantities) has been changed from its original condition. Haemacure's failure to make a claim in accordance with the foregoing sentence shall constitute unqualified acceptance of all shipments and Products. Provided that the rejected Products have been rejected by Haemacure in accordance with the terms of the preceding sentence and are proved to have been non-conforming because of ZLB's failure to perform according to its contractual duties hereunder, (i) ZLB shall reimburse Haemacure for all costs and expenses incurred by Haemacure in shipping the rejected Products back to ZLB, (ii) the risk of loss with respect to the rejected Products shall pass to ZLB upon delivery of the rejected Products by Haemacure to the carrier/shipping agent designated by Haemacure for the delivery


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          of the reject Products to ZLB, (iii) ZLB, at Haemacure's  option, will replace all rejected Products with conforming Products or refund to Haemacure the price that Haemacure paid for such rejected Products, and (iv) any such replacement Products will be shipped, at ZLB's risk and expense, to the location(s) designated by Haemacure.

     (i) Warranty Claims. In the event that Haemacure, in good faith, claims that any of the Products are in breach of the warranties set forth in
          Section 2(e) above, Haemacure may make such a claim provided that: (i) such claim is made by Haemacure no later than later of the expiry of the shelf life or two (2) years after such Products are delivered to Haemacure; (ii) such claim is made in writing and contains a reasonably detailed description of the reason that the Products are in breach of the warranties contained in Section 2(e); (iii) Haemacure returns the Products in question to ZLB no later than one hundred sixty (60) days after Haemacure makes its claim to ZLB; and (iv) none of the Products in question (except for reasonable use, test and/or inspection quantities) has been changed from its original condition. The failure by Haemacure to make a warranty claim in accordance with the terms of the foregoing sentence shall constitute a waiver by Haemacure of all claims for breach of warranty by Haemacure with respect to the applicable Products. Provided that Haemacure makes its warranty claim in accordance with the terms of this Section 4(i) and the Products are proved to be in breach the warranties provided in
          Section 2(e): (1) ZLB shall reimburse Haemacure for all costs and expenses incurred by Haemacure in shipping the Products back to ZLB,
          (2) the risk of loss with respect to the Products shall pass to ZLB upon delivery of the Products by Haemacure to the carrier/shipping agent designated by Haemacure to ship the Products back to ZLB, (3) ZLB, at Haemacure's option, will replace all Products with conforming Products or refund to Haemacure the price that Haemacure paid for such Products, at no cost to Haemacure, and (4) such replacement Products will be shipped, at ZLB's risk and expense, to the location(s) designated by Haemacure. Provided that Haemacure makes a warranty claim in accordance with the terms of this Section 4(i), Haemacure shall make available to ZLB or to an independent auditing company all records and documents related to the custody of such Products by Haemacure or its customers.

5.   Pricing and Payment:

     (a) Prices. The purchase price to be paid by Haemacure to ZLB for the initial Products which are currently the subject of Phase III clinicals (or developed thereafter any improvement or modification prior to initial licensure) shall be 60% of the Net Sales price, and for Products shall be 70% of Net Sales price.

     (b) Most Favorite Pricing. Anything to the contrary notwithstanding, ZLB agrees that the price to Haemacure for any Product shall at no time and in no event exceed the price contemporaneously charged by ZLB to any other customer or marketing partner for the equivalent order of volumes, terms and conditions for the Products.



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


     (c) Payment. Haemacure shall pay to ZLB a first installment owed pursuant to Section 5(a) within 45 days based on the Net Sales of Products during the preceding calendar quarter. Haemacure shall pay to ZLB final payment for the delivery 45 days after the end of each calendar quarter based on the Net Sales of Products during that calendar quarter. Such payments shall be accompanied by a statement setting forth the Net Sales of the Products by Haemacure and its Affiliates, which statement shall indicate (i) the gross amount invoiced or otherwise charged by Haemacure and its Affiliates for the sale or other disposition of the charged by Haemacure and its Affiliates for the sale or other disposition of the Products, and (ii) the Net Sales of the Products.

     (d) Records. Haemacure shall keep complete and accurate records of the Net Sales of the Products in sufficient detail to all the royalties payable hereunder to be accurately determined. ZLB shall have the right for a period of two years after receiving any report or statement with respect to prices due and payable hereunder to appoint an independent accounting firm reasonably acceptable to Haemacure to inspect and audit the relevant records of Haemacure and its Affiliates to very such report or statement. Haemacure and its Affiliates shall make their records available for inspection and audit by such independent accounting firm of ZLB during regular business hours at such place or places where such records are customarily kept, upon reasonable notice to Haemacure, to the extent reasonably necessary to verify the accuracy of the reports and payments required hereunder; provided, that such inspection and audit right shall not be exercised more than once in any calendar year with respect to Haemacure or any Affiliate thereof. ZLB shall be responsible for the cost of any such inspection and audit by an independent accounting firm, unless such inspection and audit discloses for any calendar quarter examined that there shall have been a discrepancy of greater than 5% between the prices payable by Haemacure hereunder and the royalties actually paid to ZLB with respect to such calendar quarter, in which case Haemacure shall be responsible for the payment of the entire cost of such inspection and audit. ZLB agrees to hold confidential all information concerning royalty payments and reports, and all information obtained from Haemacure or any Affiliate thereof in the course of an inspection or audit hereunder, except to the extent that it is necessary for ZLB to disclose such information in order to enforce its rights under this Agreement or if required by law or any governmental authority (including, without limitation, any stock exchange upon which ZLB's shares or other securities may be traded); provided, however, if any party shall be required by law to disclose any such Confidential Information to any other Person, such party shall give prompt written notice thereof to the other party and impose upon any Person entitled to obtain such Confidential Information such obligations of confidentiality as may be lawfully available.

6.   Indemnification.

     (a) ZLB Indemnification. ZLB agrees to indemnify Haemacure and defend and hold it harmless from any liability, loss, expense, cost, damages, claim or judgment (including reasonable attorneys' fees) arising out of (i) any claim for property damage, personal injury or death which is alleged to have been caused by ZLB's failure to manufacture the Product in accordance with Section 2(e) or (ii) ZLB's breach of this Agreement. ZLB agrees to maintain an adequate insurance policy covering product liability and covering loss or damages to inventory of the Product in its possession and ownership, the respective coverage being in excess of USD 1 Mio.

     (b) Haemacure Indemnification. Haemacure agrees to indemnify ZLB and defend and hold it harmless from any liability, loss, expense, cost, damages, claim or judgment (including reasonable attorneys' fees) arising out of Haemacure's breach of this Agreement. Haemacure agrees to maintain an adequate insurance policy covering product liability and covering loss of or damages to inventory of the Product in its possession and ownership, the respective coverage being in excess of USD 1 Mio.

     (c) Binding. The foregoing indemnity obligations shall be binding upon and shall inure to the benefit of ZLB and Haemacure and their respective Affiliates, successors and assigns.

     (d) Notice. Upon obtaining knowledge of the institution of any action, proceeding, or other event which could give rise to a claim for indemnity hereunder, the party seeking indemnification shall promptly notify the other party thereof. Failure of any indemnified party to promptly give such notice shall not relieve the indemnifying party of its obligation to indemnify under this Section 6, but as a result of any such failure, the indemnified party shall not be liable to the indemnifying parties for the amount of actual damages caused by such failure. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right at its expense to employ counsel to defend such claim or demand and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its own expense. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will not settle such claim or demand without the indemnifying party's consent. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof.

7.   Term and Termination.

     (a) The term of this Agreement shall begin on the date hereof and end on the tenth (10th) anniversary of the Approval Date.

     (b) Either party may terminate this Agreement in the event that the other party files or has filed against it (and such filing is not dismissed or stayed within 60 days) a petition in bankruptcy or enters into any similar arrangement for the benefit of its creditors.

     (c) Either party may terminate this Agreement if the other party commits a material breach of its obligations hereunder and such breach is not cured within 60 days after receipt of notice specifying such breach.

8.   Confidentiality.

     (a) Confidentiality. During the term of this Agreement and for a period of 3 years thereafter, each party shall keep strictly confidential and shall not disclose to any third party any proprietary or confidential information disclosed to it by the other Party hereunder in writing, or orally disclosed hereunder and confirmed in writing as being confidential promptly after its oral disclosure, except to the extent such disclosed information

          (1) is or becomes generally available to the public through no fault on the part of the receiving party, or

          (2) was known to the receiving party prior to receipt thereof as evidenced by prior written documents in the possession of the receiving party, or

          (3) is subsequently disclosed to the receiving party in good faith by a third party who is not under an obligation of secrecy as to the information disclosed.

     (b) Inter-Party Disclosures. It is agreed that, for the purpose of this Agreement, specific disclosures of information disclosed to each other shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the receiving party's possession or in the public domain.

     (c) Third Parties. Each party hereby undertakes to impose the same obligation of secrecy on its employees, licensees or sub-licensees, contractors or agents, as the case may be.

9.   Governing Law and Arbitration.

     (a)  Governing  Law.  The  validity,   construction,   interpretation   and
          performance of this Agreement shall be governed by the substantive Laws of Switzerland expressly excluding the conflict of law rules.

     (b) Arbitration. Any or all disputes arising between the parties hereto from or in connection with this Agreement or in respect of the conclusion interpretation, breach or enforcement thereof shall, where not capable of being settled amicably, be settled to the exclusion of recourse to the ordinary courts of law finally and with binding effect by arbitration under the Rules of the International Chamber of Commerce by an arbitration tribunal consisting of three arbitrators appointed in accordance with the said Rules, save that each party is entitled as a provisional and protective measure to seek injunctive relief from an ordinary court of law as may be possible under Canadian or Swiss law. The foregoing shall also apply to the decision respecting the jurisdiction of the arbitration tribunal and the validity of this arbitration clause. Any such arbitration shall be held in Paris and be conducted in the English language.

10.  Force Majeure.

     Neither party shall be liable to the other party for non performance or delay in performance of any of its obligations under this Agreement due to causes reasonably beyond its control including fire, flood, strikes, labor troubles or other industrial disturbances, unavoidable accidents, governmental regulations, riots, and insurrections. Upon the occurrence of such a force majeure condition the affected party shall immediately notify the other party with as much detail as possible and shall promptly inform the other party of any further developments. Immediately after the cause is removed, the affected party shall perform such obligations with all due speed unless the Agreement is previously terminated in accordance with Article 10 hereof.

11.  Notices.

     (a) Modifications. No modification hereof shall be of any force or effect unless reduced to writing and signed by the parties claimed to be bound thereby and no modification shall be effected by the acknowledgement or acceptance of any order containing different conditions.

     (b) Notice. All communication notices or the like between the parties shall be valid when made by telegraph or telex communication subsequently to be confirmed in writing and addressed to the following addresses:

               To ZLB:                    CEO
                                          ZLB CENTRAL LABORATORY,
                                          BLOOD TRANSFUSION SERVICE SRC,
                                          Wankdorfstrasse 10,
                                          3000 Bern 22, Switzerland
                                          Facsimile: +41 31 330 04 80

               with a copy to:            Naegeli & Streichenberg
                                          PO Box 7056
                                          CH-3001 Bern, Switzerland
                                          Attn: Peter J. Schmid
                                          Facsimile: +41 31 328 75 76

               To Licensor:               CEO
                                          HAEMACURE CORPORATION
                                          One Sarasota Tower
                                          Two North Tamiami Trail, Suite 802,
                                          Sarasota FL 34236, USA
               with a copy to:            Foley & Lardner
                                          777 East Wisconsin Avenue
                                          Milwaukee, Wisconsin 53202-5367
                                          Attention:  James F. Stern
                                          Phone:  414-271-2400
                                          Facsimile:  414-297-4900

12.  Severability.

     (a) In the event any provision of this Agreement is declared illegal or unenforceable, it is the intent of both parties that the remaining provisions shall continue in full force and effect and that the illegal or unenforceable provision shall be substituted by a provision having a similar commercial effect.

13.  No Waiver.

     (a) No waiver. No waiver of any breach of any part of the terms or conditions herein contained to be performed by the other party shall not be construed as a waiver of any subsequent breach whether for the same or any other term or condition hereof

14.  Miscellaneous.

     (a) Assignment by ZLB. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of ZLB. Haemacure expressly agrees that all rights and duties contained in this Agreement may be transferred and assigned to the new ZLB AG after its incorporation. ZLB agrees that any assignment of its rights shall be subject to all the obligations owed to Haemacure hereunder.

     (b) Assignment by Haemacure. This Agreement and all rights, liabilities, and obligations hereunder shall be binding upon and inure to the benefit of Haemacure or any of its successors, or assignees, provided that Haemacure may only assign its rights under this obligation in whole and not in part. Haemacure covenants that for the term of this Agreement it will not assign nor make any commitments or offers in a manner that conflicts with the rights of ZLB created by this Agreement.

     (c) Entire Agreement. Along with the License Agreement, this Agreement constitutes the legal, valid, binding and enforceable obligation and sets forth the entire understanding of the parties and supersedes and cancels any prior communications, understandings and agreements between the parties relating to the subject matter hereof and may not be amended or modified except in writing executed by each of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

For and on behalf of Haemacure                 For and on behalf of ZLB


By:                                            By:
   ---------------------------                    ------------------------------

Typed name:                                    Typed name:
           -------------------                            ----------------------

Position:                                      Position:
         ---------------------                          ------------------------

                                    Exhibit A



According to this Agreement ZLB shall manufacture for and supply to Haemacure, and Haemacure shall purchase from ZLB products to be produced according the following Specifications:


The Product consists of two components (a) Fibrinogen (and its associated proteins Factor XIII and Fibronectin), whether in liquid or lyophilized form, isolated by repeated salt precipitation in the presence of amino-6-hexanoic acid, the latter being used to prevent co-precipitation of plasminogen (b) Thrombin, whether in liquid or lyophilized form, isolated by ion-exchange chromatography over a sulpho-alkyl group - containing gel, with elution of the protein by acetate buffer.

And such other Products, as and when approved in the forms appropriate.

                                    Exhibit B



                                    Document:
      "Haemacure Corporation, Standard Operating Procedure; Recall Policy;
                Issued by ZLB/Gan/KS (Doc No: Soprepoh/20.5.99)"

                                    Exhibit C



                                    Document:
                   "Haemacure Corporation, Standard Operating
                   Procedure; Reporting Adverse Experiences;
                Issued by ZLB/Gan/KS (Doc No: Sopadexh/20.5.99)"